Exhibit 99.4

FOR IMMEDIATE RELEASE

First Avenue Networks Completes Merger, Changes Name to FiberTower Corporation

Company Announces Senior Management Team and Board of Directors

MCLEAN, Va. and SAN FRANCISCO, August 30, 2006 — First Avenue Networks Inc. (Nasdaq: FRNS) today announced that it has completed its merger with FiberTower Corporation.  Old FiberTower Corporation is now a wholly owned subsidiary of the Company, and the Company has changed its name to FiberTower Corporation.  Trading in the Company’s stock will continue on The Nasdaq Global Market under the Company’s new ticker symbol “FTWR.”

On May 15, 2006, the Company and old FiberTower entered into a merger agreement to combine the two companies in an all-stock transaction. Pursuant to the terms of the merger agreement, holders of shares of old FiberTower capital stock will receive 0.3040542 shares of the Company’s common stock for each share of old FiberTower capital stock.  The Company will issue approximately 73.9 million shares and assume approximately 4.2 million stock options in connection with the merger.

The Company’s senior leadership team includes:  Michael Gallagher, president and CEO; Thomas Scott, senior vice president and CFO; Eric Botto, senior vice president, technology; David Leeds, senior vice president, sales; Harpinder Singh Madan, senior vice president, marketing; Ravi Potharlanka, senior vice president, operations; Joseph M. Sandri, Jr, senior vice president, regulatory and government affairs; and Ferdi Schell, senior vice president, systems.

The Company’s new board of directors is comprised of representatives from both First Avenue’s and old FiberTower’s former boards as well as representatives from the wireless industry.  John Beletic has been appointed executive chairman of the board.  Other board members include:  Mike Gallagher, CEO, FiberTower Corporation; Bandel Carano, general partner, Oak Investment Partners; Randall A. Hack, board member, Crown Castle International

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First Avenue Completes Merger, Changes Name to FiberTower — 2/2/2

Corporation; John Kelly, CEO, Crown Castle International Corporation; John Muleta, president and CEO, M2Z Networks; Darryl Schall, Tudor Investment Corporation; Steven Scheiwe, president, Ontrac Advisors, Inc.; and Neil Subin, managing director and president, Trendex Capital Management.

About FiberTower Corporation

FiberTower (NASDAQ: FTWR) is a backhaul and access provider focusing on carrier, enterprise and government markets.  With its nationwide spectrum footprint in 24 GHz and 39 GHz bands, carrier-class networks in 14 major markets, and customer commitments from the top 5 wireless carriers in the US, FiberTower is the leading alternative carrier in the burgeoning backhaul space. FiberTower also delivers high capacity transport and access solutions that are highly reliable, scalable and cost-effective, satisfying the ever increasing demand for mission and business critical connectivity. For more information, please visit us at www.fibertower.com

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding expected benefits and value of the merger, increased demand for the services, strategy, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities that may be secured in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time.   There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, anticipated synergies from the merger not being achieved, inherent risks of integrating two companies, changes in demand for services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for wireless carriers and other customers, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the wireless carriers and other customers, dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the  estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger contracts that may account for a significant portion of the anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

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First Avenue Completes Merger, Changes Name to FiberTower — 3/3/3

Contact:

Company & Investor Contact

Trish Drennan

(703) 725 7625

tdrennan@fibertower.com

or

Ornella Napolitano

(202) 251 5210

onapolitano@fibertower.com

Media Contact

Linda Pitt

GAJ Services Inc.

(859) 291 1005

lpitt@gajservices.com

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